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Exhibit 99

                        PRESS RELEASE
                        FOR IMMEDIATE RELEASE

BEAZER HOMES CLOSES $200 MILLION OFFERING OF SENIOR NOTES AND CALLS
$115 MILLION SENIOR NOTES FOR REDEMPTION

Atlanta, Georgia, May 22, 2001—Beazer Homes USA, Inc. (NYSE: BZH; www.beazer.com) today announced that on May 21, 2001 it closed the sale of $200 million principal amount of Senior Notes due 2011 (the "2011 Notes"). The 2011 Notes have a coupon rate of 8.625% and were issued to investors at a price of $99.178 per $100 Note.

The Company also announced that it is using part of the net proceeds from the sale of the 2011 Notes to redeem its 9% Senior Notes due 2004 (the "2004 Notes"). Pursuant to the optional redemption provisions of the 2004 Notes, the Company has called the 2004 Notes for redemption at par, plus accrued interest, effective June 5, 2001.

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Florida, Georgia, Maryland, Nevada, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination, title and insurance services to its homebuyers.

Contact: David S. Weiss

    Executive Vice President and Chief Financial Officer
    (404) 250-3420
    dweiss@beazer.com

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  Exhibit 99